EXHIBIT 5.1

OPINION OF BRIAN M. MARTIN, ESQ.

[KLA-Tencor Corporation letterhead]

August 7, 2008

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

KLA-Tencor Corporation, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an additional 1,000,000 shares of the Common Stock reserved for issuance under the Company’s Amended and Restated 1997 Employee Stock Purchase Plan (the “1997 ESPP”), as described in the Registration Statement. Such shares of Common Stock are collectively referred to herein as the “Shares.”

I have acted as General Counsel to the Company with respect to the issuance of this opinion and, as such counsel, I have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein. In such examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

Based on the foregoing, I am of the opinion that when the Shares have been duly issued and delivered in accordance with the terms and conditions of the 1997 ESPP, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ BRIAN M. MARTIN
Brian M. Martin Senior Vice President and General Counsel KLA-Tencor Corporation